CUSIP No. 278878103

Exhibit 22

Mill Road Capital II, L.P.

382 Greenwich Avenue, Suite One

Greenwich, CT 06830

March 6, 2017

VIA CERTIFIED MAIL AND FEDERAL EXPRESS

Ecology and Environment, Inc.

368 Pleasant View Drive

Lancaster, New York 14086

Attn: Ronald L. Frank, Secretary

Re:	Demand to Inspect Shareholder List Materials Pursuant to Section 624 of the New York Business Corporation Law

Ladies and Gentlemen:

Mill Road Capital II, L.P. (the “Record Holder”) is the record holder of 1,000 shares of Class A common stock, par value $0.01 per share (the “Common Stock”), of Ecology and Environment, Inc., a New York corporation (the “Company”), and is the beneficial owner of an aggregate of 463,072 shares of Common Stock (including the 1,000 shares held of record stated above).

Pursuant to Section 624 of the New York Business Corporation Law (the “NYBCL”), as the record and beneficial owner of the shares of Common Stock stated above, the Record Holder hereby demands that it and its attorneys, representatives and agents be given, during the Company’s usual business hours, the opportunity to inspect the following stocklist materials of the Company and to make copies and/or extracts therefrom:

1. A complete record or list of the shareholders, including beneficial owners, of the Company (the “Shareholders”), certified by the Company’s transfer agent(s) and/or registrar(s), setting forth the name, telephone number and address of, and the number, series and class of shares of stock of the Company registered in the name of, each Shareholder as of the date hereof, and as of any record date established or to be established for the 2017 annual meeting of Shareholders of the Company, or any other meeting of Shareholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof (the “Annual Meeting”). The date hereof and any such record date are each referred to separately as a “Determination Date”;

2. Relating to the list of Shareholders and all other information referred to in paragraph (a) above, electronic media containing such information, the computer processing data necessary for the Record Holder to make use of such information on electronic media and a hard copy printout of such information in order of descending balance of number of shares of stock for verification purposes;

CUSIP No. 278878103

3. All daily transfer sheets showing changes in the names, telephone numbers and addresses of the Company’s Shareholders or in the number, series or class of shares of stock of the Company held by the Company’s Shareholders that have occurred after the date hereof and before (i) any subsequent Determination Date and (ii) the conclusion of the Annual Meeting that are in or come into the possession of the Company or its transfer agent(s), or that can reasonably be obtained from brokers, dealers, banks, clearing agencies or voting trusts or their nominees after the date of the list of Shareholders referred to in paragraph (a) above and before the conclusion of the Annual Meeting;

4. Any stop transfer lists or stop lists relating to any shares of stock of the Company and any additions, deletions, changes or corrections made thereto from the date of the earliest list referenced in paragraph (a) above;

5. All information in, or that comes into, the Company’s or its transfer agent(s)’ or registrar(s)’ possession or control or that can reasonably be obtained from brokers, dealers, banks, clearing agencies, voting trusts or their nominees or from other nominees of any central certificate depository system relating to the names and addresses and telephone numbers of, and the number, series and class of shares of stock of the Company as of each Determination Date held by, the participating brokers and banks named in the individual nominee names of Cede & Co. or other similar depositories or nominees, including (i) respondent bank lists, and all omnibus proxies and related respondent bank proxies and listings issued pursuant to Rule 14b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and (ii) all “Weekly Security Position Listing Daily Closing Balances” reports issued by The Depository Trust Company with respect to the Company’s stock;

6. All information in, or that comes into, the Company’s possession or control or that can reasonably be obtained from brokers, dealers, banks, clearing agencies, voting trusts or their nominees or from nominees of any central certificate depository system relating to the names and addresses and telephone numbers of, and the shares of stock of the Company held by, the non-objecting beneficial owners of the stock of the Company as of each Determination Date, including such information which is obtainable pursuant to Rule 14b-1(c) or Rule 14b-2(c) under the Exchange Act, on electronic media, along with such computer processing data as is necessary for the Record Holder to make use of such information on electronic media, and a hard copy printout of such information in order of descending balance for verification purposes. If such information is not in the Company’s possession, custody or control, such information should be requested from Broadridge Financial Solutions, Inc. – Investor Communications Services; and

7. All lists on electronic media and the relevant processing data and printouts (as described in paragraph (b) above) containing the name and address of, and the number, series and class of shares of stock of the Company attributable to, any participant in any employee stock ownership plan, employee stock purchase plan or other employee compensation or benefit plan of the Company in which the decision to vote shares of stock of the Company held by such plan is made, directly or indirectly, individually or collectively, by the participants in the plan and the method(s) by which the Record Holder or its agents may communicate with each such participant, as well as the name, affiliation and telephone number of the trustee or administrator of each such plan, and a detailed explanation of the treatment not only of shares for which the trustee or administrator receives instructions from participants, but also shares for which either the trustee or administrator does not receive instructions or shares that are outstanding in the plan but are unallocated to any participant.

CUSIP No. 278878103

The Record Holder demands that all modifications, additions or deletions to any and all information referred to in paragraphs (a) through (g) above be immediately furnished to the Record Holder as such modifications, additions or deletions become available to the Company or its agents or representatives.

Upon presentment of appropriate documentation therefor, the Record Holder will bear the reasonable costs incurred by the Company, including those of its transfer agent(s) or registrar(s), in connection with the production of the information demanded.

The purpose of this demand is to enable the Record Holder to solicit proxies in connection with the Record Holder’s proposal to nominate two (2) persons for election to the Company’s Board of Directors at the Annual Meeting, as described in the letter from the Record Holder to the Company dated October 27, 2016 and otherwise to communicate with the Company’s Shareholders on matters relating to their interests as Shareholders.

The Record Holder hereby designates and authorizes each of Paul Bork, Esq. and Jennifer Audeh, Esq. of Foley Hoag LLP, and any other persons designated by either of the foregoing or by the Record Holder, acting singly or in any combination, to conduct the inspection and copying herein requested. It is requested that (i) with respect to the information regarding the record and beneficial owners of the capital stock of the Company as of the date hereof, the materials identified above be made available to the designated parties no later than the business day immediately subsequent to the record date, and (ii) with respect to all other information, all materials identified above relating to such information be made available to the designated parties as soon as it becomes available to the Company. Pursuant to Section 624 of the NYBCL, you are required to respond to this demand within five (5) business days after the date hereof. Accordingly, please advise the Record Holder’s counsel, Paul Bork, Esq. of Foley Hoag LLP, at (617) 832-1113 or Jennifer Audeh, Esq. of Foley Hoag LLP at (617) 832-3016, as promptly as practicable within the requisite timeframe, when and where the items requested above will be made available to the Record Holder. If the Company contends that this request is incomplete or is otherwise deficient in any respect, please notify the Record Holder immediately in writing, with a copy to each of Paul Bork, Esq. and Jennifer Audeh, Esq., Foley Hoag LLP, 155 Seaport Boulevard, Boston, MA 02210, facsimile (617) 832-7000, setting forth the facts that the Company contends support its position and specifying any additional information believed to be required. In the absence of such prompt notice, the Record Holder will assume that the Company agrees that this request complies in all respects with the requirements of the NYBCL. The Record Holder reserves the right to withdraw or modify this request at any time.

The affidavit of the Record Holder pursuant to Section 624(c) of the NYBCL is enclosed herewith.

Very truly yours,

Mill Road Capital II, L.P.

By:	Mill Road Capital GP LLC, its General Partner

By:	/s/ Scott P. Scharfman
Name: Scott Scharfman
Management Committee Director

cc:	Paul Bork, Esq.

Jennifer Audeh, Esq.